Form 15

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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13(a) AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                  Commission File Number 1-4626
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                            HARVEY ELECTRONICS, INC.
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             (Exact name of registrant as specified in its charter)

                 205 Chubb Avenue, Lyndhurst, New Jersey 07071
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Redeemable Common Stock Purchase Warrants
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            (Title of each class of securities covered by this Form)

                     Common Stock, $.01 par value per share
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  [X]                       Rule 12h-3(b)(1)(i) [X]
    Rule 12g-4(a)(1)(ii) [ ]                       Rule 12h-3(b)(1)(ii)[ ]
    Rule 12g-4(a)(2)(i)  [ ]                       Rule 12h-3(b)(2)(i) [ ]
    Rule 12g-4(a)(2)(ii) [ ]                       Rule 12h-3(b)(2)(ii)[ ]
                                                   Rule 15d-6--------  [ ]

Approximate  number of holders of record as of the certification or notice date: 0
      -

Pursuant to the requirements of the Securities Exchange Act of 1934 Harvey Electronics, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    3/31/03                     By: /s/ Joseph J. Calabrese
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                                        Joseph J. Calabrese, Executive Vice
                                                President and Chief Financial
                                                Officer